UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

台灣微脂體股份有限公司

Taiwan Liposome Company, Ltd.

(Exact name of registrant as specified in its charter)

Republic of China	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11F-1, No. 3 Yuanqu Street Nangang District, Taipei City, Taiwan 11503 Republic of China	Not applicable
(Address of principal executive offices)	(Zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
American Depositary Shares, each representing two common shares, par value NT$10 per common share	The Nasdaq Stock Market LLC

Common shares, par value NT$10 per common share*	The Nasdaq Stock Market LLC*

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: 333-223090

Securities to be registered pursuant to Section 12(g) of the Act: None.

* Not for trading, but only in connection with the listing of the American Depositary Shares on The Nasdaq Stock Market LLC. The American Depositary Shares represent the right to receive common shares and are being registered under the Securities Act of 1933, as amended, pursuant to a separate Registration Statement on Form F-6. Accordingly, the American Depositary Shares are exempt from the operation of Section 12(a) of the Securities Exchange Act of 1934, as amended, pursuant to Rule 12a-8.

Item 1.	Description of Registrant’s Securities to be Registered.

Taiwan Liposome Company, Ltd. (the “Company”) hereby incorporates by reference (a) the description of its common shares, par value NT$10 per common share, contained under the heading “Description of Share Capital and Articles of Incorporation,” (b) the description of its American Depositary Shares, each representing two common shares, par value NT$10 per share, contained under the heading “Description of American Depositary Shares” and (c) the information set forth under the heading “Material Income Tax Considerations,” in each case, in the Company’s Registration Statement on Form F-1 (File No. 333-223090), as originally filed with the Securities and Exchange Commission (the “Commission”) on February 16, 2018, as amended from time to time (the “Registration Statement”). In addition, all of the above-referenced descriptions included in any prospectus forming a part of the Registration Statement subsequently filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933, shall be deemed to be incorporated by reference herein.

Item 2.	Exhibits.

Pursuant to the Instructions as to Exhibits for Form 8-A, no exhibits are required to be filed because no other securities of the Company are registered on The Nasdaq Stock Market LLC and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

2.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

TAIWAN LIPOSOME COMPANY, LTD.

Date: November 15, 2018	By:	/s/ Keelung Hong
Name: Keelung Hong, Ph.D. Title: Chief Executive Officer